Exhibit 2.2

STOCK PURCHASE AGREEMENT

by and among

Wolters Kluwer Health, Inc.,

NDC Health Information Services (Arizona) Inc.,

and

NDCHealth Corporation

Dated as of August 26, 2005

TABLE OF CONTENTS

Article 1	PURCHASE AND SALE OF THE SHARES	1

1.1	PURCHASE AND SALE OF THE SHARES	1

1.2	PURCHASE PRICE	1

1.3	PAYMENT OF CLOSING PAYMENT AMOUNT, ARCLIGHT CLOSING PAYMENT	2

1.4	DETERMINATION OF FINAL PURCHASE PRICE	2

1.5	RECONCILIATION OF FINAL PURCHASE PRICE	3

Article 2	PROCEDURE FOR CLOSING	3

2.1	TIME AND PLACE OF CLOSING	3

2.2	TRANSACTIONS AT THE CLOSING	4

Article 3	REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER	4

3.1	ORGANIZATION AND QUALIFICATION	4

3.2	CERTIFICATE OF INCORPORATION AND BY-LAWS	5

3.3	CAPITALIZATION	5

3.4	AUTHORITY RELATIVE TO THE TRANSACTION	5

3.5	NO CONFLICT; REQUIRED FILINGS AND CONSENTS	6

3.6	PERMITS; COMPLIANCE	7

3.7	FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES	7

3.8	ABSENCE OF CERTAIN CHANGES OR EVENTS	8

3.9	LITIGATION	8

3.10	EMPLOYEE BENEFIT PLANS	8

3.11	LABOR AND EMPLOYMENT MATTERS	11

3.12	REAL PROPERTY; TITLE TO ASSETS	12

3.13	INTELLECTUAL PROPERTY	13

3.14	TAXES	14

3.15	ENVIRONMENTAL MATTERS	14

3.16	MATERIAL CONTRACTS	15

3.17	INSURANCE	16

3.18	CERTAIN BUSINESS PRACTICES	16

3.19	HIPAA COMPLIANCE	16

.

3.20	BROKERS	16

3.21	STATEMENTS TRUE AND CORRECT	17

Article 4	REPRESENTATIONS AND WARRANTIES OF PURCHASER	17

4.1	LITIGATION	17

4.2	ORGANIZATION	17

4.3	NO CONFLICT; REQUIRED FILINGS AND CONSENTS	17

4.4	AUTHORITY RELATIVE TO THE TRANSACTIONS	18

4.5	BROKERS AND FINDERS	18

4.6	FINANCING	18

4.7	SECURITIES ACT	18

Article 5	COVENANTS OF SHAREHOLDER	19

5.1	CONDUCT OF BUSINESS PRIOR TO CLOSING	19

5.2	OTHER TRANSACTIONS	20

5.3	NOTIFICATION OF CHANGES; SUPPLEMENTAL DISCLOSURE	20

5.4	WARN NOTICE	21

5.5	TAX MATTERS	21

5.6	ASSIGNMENT OF CERTAIN CONTRACTS	21

Article 6	ADDITIONAL AGREEMENTS	22

6.1	ANTITRUST NOTIFICATION; CONSENTS OF REGULATORY AUTHORITIES	22

6.2	AGREEMENTS AS TO EFFORTS TO CONSUMMATE	23

6.3	INVESTIGATION AND CONFIDENTIALITY	23

6.4	PUBLIC ANNOUNCEMENTS	24

6.5	DIRECTOR AND OFFICER INDEMNIFICATION	24

6.6	EMPLOYEE BENEFITS PLANS	24

6.7	RETENTION OF RECORDS	27

6.8	CHANGE OF CORPORATE NAME	27

6.9	AGREEMENT NOT TO COMPETE AND TO MAINTAIN CONFIDENTIALITY	27

6.10	GUARANTEE OF PROCESSING SUB OBLIGATIONS	30

6.11	TRANSITION SERVICES; COSTS	31

-ii-

Article 7	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER	31

7.1	REPRESENTATIONS AND WARRANTIES	31

7.2	COMPLIANCE BY SHAREHOLDER AND THE COMPANY	31

7.3	NO LITIGATION	32

7.4	CONSENTS; AUTHORIZATIONS; APPROVAL OF LEGAL MATTERS	32

7.5	HSR ACT	32

7.6	CERTIFIED RESOLUTIONS	32

7.7	CERTIFIED DOCUMENTS	32

7.8	PURCHASE DOCUMENTS	33

7.9	NO MATERIAL ADVERSE CHANGE	33

7.10	RESIGNATIONS OF DIRECTORS	33

7.11	DELIVERY OF CERTAIN AGREEMENTS BY PSTI	33

7.12	ARCLIGHT CONSENT	33

7.13	SALE OF SHAREHOLDER	34

7.14	INTERCOMPANY DEBT	34

Article 8	CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAREHOLDER	34

8.1	CERTIFICATE REGARDING REPRESENTATIONS AND WARRANTIES	34

8.2	COMPLIANCE BY PURCHASER	34

8.3	NO LITIGATION	35

8.4	HSR ACT	35

8.5	CERTIFIED RESOLUTIONS	35

8.6	PURCHASE DOCUMENTS	35

8.7	PAYMENT OF PURCHASE PRICE	35

8.8	SALE OF SHAREHOLDER	35

Article 9	TERMINATION	35

9.1	TERMINATION	35

9.2	EFFECT OF TERMINATION	36

Article 10	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION	36

10.1	NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES	36

10.2	NOTICE OF DAMAGES	37

-iii-

10.3	AGREEMENTS TO INDEMNIFY	37

10.4	CONDITIONS OF INDEMNIFICATION OF THIRD-PARTY CLAIMS	38

10.5	CLAIMS PERIOD	38

10.6	INVESTIGATIONS; NO OTHER REPRESENTATIONS OR WARRANTIES	39

10.7	LIMITATIONS	39

Article 11	TAX MATTERS	40

11.1	CERTAIN TAXES AND FEES	40

11.2	RESPONSIBILITY FOR FILING TAX RETURNS	40

11.3	AMENDED TAX RETURNS	40

11.4	INCOME TAX REFUNDS	40

11.5	AUDITS AND OTHER PROCEEDINGS	41

11.6	COOPERATION ON TAX MATTERS	41

Article 12	GENERAL PROVISIONS	42

12.1	DEFINITIONS	42

12.2	FEES AND EXPENSES	51

12.3	NOTICES	51

12.4	ASSIGNMENT	53

12.5	NO BENEFIT TO OTHERS	53

12.6	HEADINGS AND GENDER; CONSTRUCTION; INTERPRETATION	53

12.7	COUNTERPARTS	54

12.8	ACTIONS OF THE COMPANY	54

12.9	ENTIRE AGREEMENT	54

12.10	AMENDMENTS	54

12.11	WAIVERS	54

12.12	TIME OF ESSENCE	55

12.13	GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL	55

12.14	PARTIAL INVALIDITY	55

12.15	ENFORCEMENT OF AGREEMENT	56

-iv-

TABLE OF EXHIBITS

Exhibit	Description

Exhibit A	Data Supply and Services Agreement

Exhibit B	Retail Informatics Data and Services Agreement

Exhibit C	Transition Services Agreement

Exhibit D	Contribution Agreement

SCHEDULES

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 26, 2005, by and among Wolters Kluwer Health, Inc., a Delaware corporation (“Purchaser“), NDC Health Information Services (Arizona) Inc., a Delaware corporation (the “Company”), and NDCHealth Corporation, a Delaware corporation (“Shareholder“).

WHEREAS, Shareholder owns all of the issued and outstanding shares (the “Shares”) of the capital stock of the Company;

WHEREAS, the Company is in the business of providing data, analytics and information management support solutions to pharmaceutical manufacturers, Biotechnology Firms, Medical Device Manufacturers, Wall Street investment and private equity firms (buy and sell side) for purposes of their pharmaceutical and biotechnology analysis and governmental payors, enabling them, among other things, to evaluate performance, develop strategies and optimize their marketing and sales efforts, rebate spend and clinical trial recruitment efforts (the “Business”);

WHEREAS, Shareholder desires to sell and Purchaser desires to purchase the Shares, for the consideration and on the terms set forth in this Agreement; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 12.1 of this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 PURCHASE AND SALE OF THE SHARES

1.1 Purchase and Sale of the Shares.

On and subject to the terms and conditions of this Agreement, at the Closing, Shareholder shall sell, and Purchaser shall purchase, all of Shareholder’s right, title, and interest in and to the Shares. Shareholder shall transfer and convey, and Purchaser shall purchase, the Shares free and clear of any and all Liens, except for restrictions on resale pursuant to applicable state and federal securities laws.

1.2 Purchase Price.

(a) The purchase price (the “Final Purchase Price”) for the Shares will be (i) Three Hundred Eighty Two Million One Hundred Thousand Dollars ($382,100,000) (the “Closing Payment Amount”), (ii) plus the Working Capital Adjustment Amount, and (iii) minus the Deferred Revenue Adjustment Amount, if any. The Working Capital

Adjustment Amount and the Deferred Revenue Adjustment Amount shall be determined as set forth in Section 1.4 below.

1.3 Payment of Closing Payment Amount, Arclight Closing Payment.

On the Closing Date, upon the terms and subject to the conditions of this Agreement, Purchaser shall pay to Shareholder the Closing Payment Amount by wire transfer in immediately available funds to an account designated in writing at least three (3) Business Days prior to Closing by Shareholder. A Federal Reserve Reference Number shall be requested by Purchaser at the time of the transfer for the purpose of assisting Shareholder in confirming receipt of the transfer. In addition, at Closing, Purchaser shall pay to Arclight by wire transfer in immediately available funds the sum of $1,000,000 in connection with the assignment of the Arclight License (as defined below).

1.4 Determination of Final Purchase Price.

(a) Not later than ninety (90) days following the Closing Date, Shareholder shall furnish to Purchaser (i) the Closing Balance Sheet, prepared by Shareholder, and (ii) the Closing Schedule. The Closing Balance Sheet shall be prepared in accordance with past practice of the Company and consistent with the method of preparation of the consolidated financial statements of Shareholder, which financial statements have been prepared in accordance with GAAP, and shall be otherwise consistent with the Books and Records of the Company.

(b) Purchaser and Shareholder shall each provide access to the other and the other’s accountants to the Books and Records that are under their respective control or custody and that are necessary to prepare the Closing Balance Sheet and will cause their respective accountants to provide access to the relevant work papers.

(c) Purchaser shall have sixty (60) days from the date of its receipt of the Closing Balance Sheet and the Closing Schedule to review the Closing Balance Sheet and the Closing Schedule and to agree or disagree as to the Final Purchase Price reflected thereon. If Purchaser does not agree with the Final Purchase Price reflected on the Closing Balance Sheet or the Closing Schedule, then Purchaser shall, within such sixty (60) day period, deliver a written objection to Shareholder that shall specify in reasonable detail the basis for the objection on a line item basis and a computation of the Final Purchase Price asserted by Purchaser (the “Objection“). Upon Shareholder’s receipt of the Objection, Purchaser and Shareholder shall negotiate in good faith to resolve the Objection, but if the Objection cannot be resolved by negotiation between Shareholder and Purchaser within thirty (30) days after Shareholder’s receipt of the Objection, Purchaser and Shareholder shall cause the Determination Materials to be submitted to the Accounting Arbitrator, which shall review the Determination Materials and, based solely upon the Determination Materials, determine the Final Purchase Price based on the decision of the Accounting Arbitrator on a line item basis which of the positions asserted, either that asserted by Shareholder in the Closing Balance Sheet and Closing Schedule or that asserted by Purchaser in the Objection, is the more correct, and notify the parties in writing of its determination of the Final Purchase Price within thirty (30) days following the receipt of the Determination Materials, which determination shall be final, conclusive and binding on all parties.

(d) The fees and expenses of the Accounting Arbitrator shall be shared by Shareholder and Purchaser in inverse proportion to the amount in dispute for which each of them is successful.

1.5 Reconciliation of Final Purchase Price.

(a) If the Final Purchase Price (as determined in Section 1.4 hereof) is greater than the Closing Payment Amount, Purchaser shall pay the difference between such amounts to Shareholder. If the Final Purchase Price is less than the Closing Payment Amount, Shareholder shall pay the difference between such amounts to Purchaser.

(b) The payments required by Section 1.5(a) shall be made within five (5) Business Days after the earlier to occur of (i) the date Purchaser and Shareholder agree on the Final Purchase Price or (ii) the Adjustment Date.

(c) The parties acknowledge that the Purchase Price set forth in Section 1.2(a) is based in part upon an expectation that the Company shall have available $11,893,594 of net operating losses (“NOLs”) as of the Closing Date. If the amount of NOLs of the Company as of the Closing Date (the “Closing NOLs”), as reflected on the final federal income Tax Return required to be filed by Shareholder with respect to the Company for the taxable year including the Closing Date (the “Final Company Tax Return”), is less than $11,893,594, then Shareholder shall pay to Purchaser within five (5) Business Days after the filing of the Final Company Tax Return the appropriate amount as determined by reference to Schedule 1.5(c) . If the Closing NOLs is greater than $11,893,594, then Purchaser shall pay to Shareholder within five (5) Business Days after written notification from Shareholder to Purchaser of the Closing NOLs the appropriate amount as determined by reference to Schedule 1.5(c).

ARTICLE 2 PROCEDURE FOR CLOSING

2.1 Time and Place of Closing.

The consummation of the purchase and sale contemplated by this Agreement (the “Closing“) shall be held at the offices of Alston & Bird LLP, 1201 W. Peachtree Street, Atlanta, Georgia 30309-3424 three (3) Business Days after satisfaction or waiver of the conditions set forth in Article 7 and Article 8, commencing at 10:00 A.M., local time, or at such other time and place as the Parties hereto may agree in writing (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date“). The Closing shall be effective as of 12:01 AM local time on the Closing Date (the “Effective Time“). By mutual agreement of the parties, the Closing may be alternatively accomplished by facsimile transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, with originals to be delivered by overnight courier service on the next business day following the Closing.

2.2 Transactions at the Closing.

At the Closing, each of the following shall be delivered:

(a) Shareholder shall deliver to Purchaser (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Purchaser, and (ii) the items set forth in Article 7. The documents and certificates to be delivered hereunder by or on behalf of Shareholder or the Company on the Closing Date shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

(b) Purchaser shall deliver to, or cause to be delivered to, Shareholder (i) by wire transfer of immediately available funds to an account designated by Shareholder an amount equal to the Purchase Price and (ii) the items set forth in Article 8. The documents and certificates to be delivered hereunder by or on behalf of the Purchaser on the Closing Date shall be in form and substance reasonably satisfactory to the Shareholder and its counsel.

(c) Purchaser and Shareholder shall deliver, or cause to be delivered, to one another duly executed copies of the following:

(i)	the Data Supply and Services Agreement, in the form attached hereto as Exhibit A;

(ii)	the Retail Informatics Data and Services Agreement, in the form attached hereto as Exhibit B;

(iii)	the Transition Services Agreement, in the form attached hereto as Exhibit C; and

(iv)	the Escrow Agreement, in the form contemplated by the Contribution Agreement attached hereto as Exhibit D.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

As an inducement to Purchaser to enter into this Agreement, the Shareholder hereby represents and warrants to Purchaser as follows, it being understood and agreed that the following representations and warranties shall be deemed to be made after giving effect to the transactions contemplated by the relevant Purchase Documents:

3.1 Organization and Qualification.

(a) The Company is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not be reasonably likely to have a Material Adverse Effect.

(b) The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity.

3.2 Certificate of Incorporation and By-laws.

The Company has heretofore furnished to Purchaser a complete and correct copy of the Certificate of Incorporation and the By-laws of the Company, each as amended to date. The Certificate of Incorporation and By-laws are each in full force and effect.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $1.00 per share (“Company Common Stock”). As of the date hereof 100 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. There are no options, warrants or other rights, agreements, arrangements or commitments of any character that obligate the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other person. All outstanding shares of Company Common Stock have been issued and granted in compliance in all material respects with (i) all applicable federal and state securities Laws and other applicable Laws and (ii) all requirements set forth in applicable Contracts.

(b) Except as set forth on Schedule 3.3(b) , Shareholder is the owner of all right, title and interest (legal and beneficial) in and to 100% of the issued and outstanding shares of capital stock of the Company, free and clear of all Liens, except for restrictions on resale pursuant to applicable state and federal securities Laws. Upon delivery of certificates representing the Shares and payment therefor pursuant to this Agreement, good, valid and marketable title to such Shares, free and clear of all Liens except for restrictions on resale pursuant to applicable state and federal securities Laws, will be transferred to Purchaser.

3.4 Authority Relative to the Transaction.

(a) The Company has the corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Shareholder has the corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company and Shareholder of this Agreement does not, and the performance by the Company and Shareholder of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or the Shareholder, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(b) have been obtained or taken and all filings and obligations described in Section 3.5(b) have been made or fulfilled, conflict with or violate any Law applicable to the Company or Shareholder or by which any property or asset of the Company is bound or affected, or (iii) except as set forth in Schedule 3.5(a) , result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(b) Except as set forth in Schedule 3.5(b) , the execution and delivery by the Company and Shareholder of this Agreement do not, and the performance by the Company and Shareholder of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Regulatory Authority, except for (i) the pre-merger notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

3.6 Permits; Compliance.

(a) The Company is in possession of all Permits that are material to the Company or necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted. No suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company or Shareholder, threatened.

(b) The Company is in compliance with (i) all Laws applicable to the Company or by which any property or asset of the Company is bound or affected, and (ii) all notes, bonds, mortgages, indentures, Contracts, agreements, leases, licenses, Permits, franchises or other instruments or obligations to which the Company is a party or by which the Company or any property or asset of the Company is bound; in each case, other than noncompliance which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 3.6(b) , there are no proceedings pending before any Regulatory Authority or, to the Company’s or Shareholder’s Knowledge, any pending or threatened inquiries or investigations or threatened proceedings by any Regulatory Authority with respect to the Company.

3.7 Financial Statements; Undisclosed Liabilities.

(a) Attached as Schedule 3.7(a) are correct and complete copies of the Financial Statements. The Financial Statements were prepared in accordance with past practice of the Company and consistent with the method of preparation of the consolidated financial statements of Shareholder for the corresponding periods, which financial statements of Shareholder have been prepared in accordance with GAAP. Such Financial Statements have been prepared from the Books and Records of the Company and Shareholder and fairly present, in all material respects, the financial position, results of operations and cash flows of the Business as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

(b) The Business has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected, reserved for or disclosed in a balance sheet of the Business, including the notes thereto, prepared as of the date of this Agreement, except (i) as reflected, reserved for or disclosed in the Financial Statements, including any notes thereto, (ii) as incurred in the Ordinary Course of Business consistent with past practice since May 27, 2005, (iii) as incurred pursuant to the transactions contemplated by this Agreement, or (iv) as set forth in Schedule 3.7(b) .

3.8 Absence of Certain Changes or Events.

Since May 27, 2005, except as set forth in Schedule 3.8 , or as expressly contemplated by this Agreement, (a) there has not been any Material Adverse Effect and (b) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 5.1.

3.9 Litigation.

Except as set forth in Schedule 3.9 , there is no litigation, suit, claim, action, proceeding or investigation (which investigation has been communicated to the Company or Shareholder or of which the Company or Shareholder has Knowledge) (an “Action”) pending or, to the Knowledge of the Company or Shareholder, threatened against the Company, or any property or asset of the Company, before any Regulatory Authority, except for Actions that, if determined adversely to the Company or Shareholder would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Schedule 3.9, neither the Company nor any property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company or Shareholder, continuing investigation by, any Regulatory Authority, or any order, writ, judgment, injunction, decree, determination or award of any Regulatory Authority. There are no Actions pending or, to the Knowledge of the Company or Shareholder, threatened against the Company or Shareholder, that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

3.10 Employee Benefit Plans.

(a) Schedule 3.10(a) lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation (within the meaning of Section 409A of the Code or otherwise), retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, retention, termination, severance, confidentiality, noncompetition, nonsolicitation, change in control or other contracts or agreements, whether legally enforceable or not, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company or Shareholder for the benefit of any current or former Employee, officer or director of the Company (each, a “Plan” and collectively, the “Plans”). Schedule 3.10(a) specifically sets forth which Plans are sponsored and maintained by, or are the contractual obligation of, Shareholder and not the Company (each, a “Shareholder Plan,” and collectively, the “Shareholder Plans”) and which Plans cover Employees. For each Plan, Shareholder has furnished or made available to Purchaser a true and complete copy of each Plan document and where such Plan is unwritten, a written description of the material terms thereof, and has delivered or made available to Purchaser a true and complete copy of the following: (i) each trust or other funding arrangement prepared in connection with a Plan, (ii) each summary plan description and summary of material modifications (or a description of any material oral communications) provided by the Company or Shareholder to any current or former Employees, officers, directors, or other beneficiaries or their dependents or spouses of the Company or Shareholder concerning the extent of the benefits provided under each Plan, (iii) the most recently filed IRS Form 5500 for each Plan required to file such report, (iv) the most recently received IRS determination letter for each Plan that has received such IRS determination letter and (v) the most recently prepared actuarial report or financial statement in connection with each Plan required to prepare or distribute such actuarial report or financial statement. Except as disclosed in Schedule 3.10(a), the Company has no express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by this Agreement, the transactions contemplated hereby or ERISA, the Code or to otherwise comply with applicable Law. The Company and Shareholder have delivered to Purchaser the annual expenses of the Company for wages, commissions, bonuses, welfare plans, pension plans and all other employee benefits for the last three (3) fiscal years.

(b) Except as disclosed in Schedule 3.10(b) , the Company (including any entity that during the past six years was a Subsidiary) does not now contribute to, sponsor, or maintain, nor at any time has contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except as disclosed in Schedule 3.10(b), no Plan exists that (A) provides for the payment of separation, severance, termination or similar-type benefits to any person, (B) obligates the Company or Shareholder to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (C) could result in the payment to any present or former Employee, director or consultant of the Company of any money or other property or accelerate or provide any other rights or benefits to any current or former Employee of the Company as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event). Except as disclosed in Schedule 3.10(b), there is no Contract, plan or arrangement (written or otherwise) covering any current or former Employee of the Company that, individually or collectively, could give rise to the payment of any amount to a current or former Employee of the Company that would not be deductible pursuant to the terms of Section 280G of the Code. Except as disclosed in Schedule 3.10(b) or to the extent required under ERISA Section 601 et. seq. and Code Section 4980B, none of the Plans provides for or promises retiree medical, retiree disability or retiree life insurance benefits to any current or former Employee, officer or director of the Company. Except as disclosed in Schedule 3.10(b), each Plan that is an “employee welfare benefit plan” within the meaning of Section (1) of ERISA (i) is a fully insured plan, (ii) may be terminated after the Closing Date in accordance with the terms of any underlying contract without liability to the Company, other than liabilities relating to claims incurred prior to the effective date of the termination of such Plan and (iii) is not a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. Except as disclosed in Schedule 3.10(b), each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c) Except as disclosed in Schedule 3.10(c) , each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Except as disclosed in Schedule 3.10(c), the Company and Shareholder have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no Knowledge of any default or violation by any party to, any Plan. As of the date hereof, no Action is pending or, to the Knowledge of the Company or Shareholder, threatened with respect to any Plan (other than routine claims for benefits in the ordinary course) and except as disclosed in Schedule 3.10(c), no fact or event exists that could reasonably be expected to give rise to any such Action. Except as disclosed in Schedule 3.10(c), to the Knowledge of the Company and Shareholder, no operational or plan failure (within the meaning of Rev. Proc. 2003-44) exists with respect to any Plan that is intended to be qualified under Section 401(a) of the Code.

(d) Except as set forth in Schedule 3.10(d) , each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event exists that could reasonably be expected to result in the revocation of such exemption.

(e) To the Knowledge of the Company and Shareholder, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan.

(f) Except as set forth in Schedule 3.10(f) , all material contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Regulatory Authority and, to the Knowledge of the Company or Shareholder, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

(g) All material contributions to any Plan which are required with respect to any period of time prior to the Closing Date have been made or such amounts have been accrued in accordance with GAAP. There are no material funded benefit obligations for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations that have not been properly accounted for by reserves, or otherwise properly footnoted on the Financial Statements.

(h) The Company is in compliance in all material respects with the requirements of the Workers Adjustment and Retraining Notification Act and any similar state or local law (“WARN”) and has no material liabilities pursuant to WARN determined, without regard to any terminations of employment that occur on or after the Closing Date.

(i) In addition to the foregoing, with respect to each Plan listed in Schedule 3.10(a) that is not subject to United States law (a “Non-U.S. Benefit Plan”):

(i) all material employer and employee contributions to each Non-U.S. Benefit Plan required by law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined as if such plan is maintained on any ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no transaction contemplated hereby shall cause such assets or insurance obligations to be less than such benefit obligations;

(iii) each Non-U.S. Benefit Plan maintained by the Company or Shareholder required to be registered or approved has been registered or approved and has been maintained in good standing with applicable regulatory authorities. Each Non-U.S. Benefit Plan is now and always has been operated in material compliance with all applicable non-United States laws; and

(iv) each Non-U.S. Benefit Plan which is contributed to, sponsored or maintained by the Company or Shareholder for the benefit of the employees of the Company in the United Kingdom provides only defined contribution benefits which are dependent on investment performance and do not require specified minimum guaranteed benefits to be paid.

3.11 Labor and Employment Matters.

(a) Neither the Company nor Shareholder is a party to any collective bargaining agreement or other labor union contract applicable to the Employees, nor, to the Knowledge of the Company or Shareholder, are there any activities or proceedings of any labor union to organize the Employees. As of the date hereof and to the Knowledge of the Company or Shareholder, there are no unfair labor practice complaints pending against the Company or Shareholder with respect to Employees before the National Labor Relations Board or any other Regulatory Authority or any current union representation questions involving the Employees. As of the date hereof, there is no strike, controversy, slowdown, work stoppage or lockout occurring, or, to the Knowledge of the Company or Shareholder, any threat thereof in writing, by or with respect to the Employees.

(b) The Company and Shareholder are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, with respect to the Employees. The Company and Shareholder have paid in full to the Employees or adequately accrued all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of the Employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted by notice to the Company or Shareholder or is now pending or, to the Knowledge of the Company or Shareholder, threatened before any Regulatory Authority with respect to any persons currently or formerly employed by the Company. Neither the Company nor Shareholder is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to the Employees or the Company’s employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted by notice to the Company or Shareholder or is now pending or, to the Knowledge of the Company or Shareholder, threatened with respect to the Company or the Employees. Except as disclosed in Schedule 3.11(b) , there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted by notice to the Company or Shareholder or is now pending or, to the Knowledge of the Company or Shareholder, threatened before the United States Equal Employment Opportunity Commission, or any other Regulatory Authority in any jurisdiction in which the Company has employed or employs any person.

(c) The Company and Shareholder have complied in all material respects with the employment eligibility verification form requirements under the Immigration and Naturalization Act, as amended (“INA”), in recruiting, hiring, reviewing and documenting prospective employees for employment eligibility verification purposes and the Company and Shareholder have complied in all material respects with the paperwork provisions and anti-discrimination provisions of the INA. The Company and Shareholder have obtained and maintained the employee records and I-9 forms in proper order as required by United States law. The Company does not employ any workers unauthorized to work in the United States.

3.12 Real Property; Title to Assets.

(a) The Company does not own any Real Property.

(b) Schedule 3.12(b) lists all leases, subleases and licenses related to real property which are material to the Business, true and complete copies of which have been provided to Purchaser. All such leases, subleases and licenses are in full force and effect, are enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conversatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a material default) by the Company or, to the Company’s or Shareholder’s Knowledge, by the other party to such lease, sublease or license.

(c) There are no contractual or legal restrictions or other arrangements that preclude or restrict the ability of the Company to use all or any portion of any real property, leased by the Company or Shareholder that is used primarily in the operation of the Company’s business, for the purposes for which it is currently being used by the Company. There are no material adverse physical conditions known to the Company or Shareholder which materially and adversely affect the Company’s ability to use such real property, and improvements thereon, for the purposes for which they are currently being used.

(d) Except as set forth in Schedule 3.12(d) and except for the Shared Contracts, the restrictions set forth in Section 1.2 of the Contribution Agreement, and the properties or assets of Shareholder to be used to perform the services contemplated to be provided by Shareholder pursuant to the Purchase Documents, the Company has, or will have upon execution of the Purchase Documents, good and valid title to, or, in the case of leased or licensed properties and assets, valid leasehold or subleasehold interests or licenses in, all of the properties and assets, tangible and intangible, real, personal and mixed, used or held for use that are material to the Business as presently conducted, free and clear of any Liens, except for Permitted Encumbrances or other defects of title which are not reasonably likely to have a Material Adverse Effect.

3.13 Intellectual Property.

Except as set forth on Schedule 3.13 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company owns (free and clear of all Liens other than Permitted Encumbrances) or has the right to use, or will own or have the right to use upon execution of the Purchase Documents, all patents, inventions, copyrights, software, trademarks, service marks, brand names, logos, domain names, trade dress, trade secrets, know-how, confidential or proprietary information, all applications for registration or other recognition of any of the foregoing, any registrations, continuations, continuations-in-part, divisionals, renewals and reissues relating thereto, and all other intellectual and industrial property rights of any kind or nature arising under U.S. or foreign law (“Intellectual Property”) as are necessary for the Business as currently conducted and assuming execution of the Purchase Documents; (ii) such Intellectual Property does not, nor does any product licensed or otherwise marketed by the Company, infringe, dilute, or misappropriate the Intellectual Property of any third party and, to the Knowledge of the Company or Shareholder, neither such Intellectual Property nor any product or service sold, licensed or otherwise marketed by the Company is being infringed, misappropriated or diluted by any third party; and (iii) the Company makes reasonable efforts to protect and maintain its Intellectual Property.

3.14 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Shareholder and the Company have paid all Taxes due and owing and have filed all Tax Returns that they were required to file, and all such Tax Returns were correct and complete in all material respects. Except as set forth in Schedule 3.14(a) , neither Shareholder nor the Company is currently the beneficiary of any extension of time within which to file any Tax Return. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(b) Except as set forth in Schedule 3.14(b) or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no dispute or claim pending or, to the Knowledge of the Company or Shareholder, threatened in writing concerning any Tax liability of the Company or Shareholder.

(c) Except as set forth in Schedule 3.14(c) , neither Shareholder nor the Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) Except as set forth in Schedule 3.14(d) , neither Shareholder nor the Company (i) has filed a consent under Section 341(f) of the Code concerning collapsible corporations; (ii) is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in any payment that would not be deductible pursuant to Code section 162(m) or any “excess parachute payment” within the meaning of Code section 280G (or any corresponding provision of state, local or foreign Tax Law); (iii) has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii); (iv) is a party to or bound by any tax allocation or sharing agreement; (v) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was Shareholder) or has any liability for the Taxes of any person (other than Shareholder or any of its Subsidiaries) under Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract, or otherwise; (vi) has distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed in whole or in part by Code section 355; or (vii) has participated in any reportable transaction within the meaning of Code section 6707A(c)(1).

(e) The accruals and reserves for Taxes reflected in the Financial Statements are adequate to satisfy all Taxes of the Company accruable through such date.

3.15 Environmental Matters.

Except as described in Schedule 3.15 , (a) the Company is not in material violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company or Shareholder (including, without limitation, soils and surface and ground waters) and used primarily in the operations of the Company have been contaminated by the dumping, discharge, spillage, disposal or other release of Hazardous Substances that requires investigation, removal, remediation or corrective action by the Company under applicable Environmental Laws; (c) the Company has not been notified that it is actually or potentially liable under or received any requests for information or other correspondence or written notice that it is considered potentially liable for any off-site contamination by Hazardous Substances; (d) the Company has all material permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); (f) the Company is in material compliance with its Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Regulatory Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

3.16 Material Contracts.

(a) Except as disclosed in Schedule 3.16(a) or Schedule 3.10(a) or otherwise reflected in the Financial Statements, neither the Company nor any of its assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any person in any calendar year in excess of $200,000, (ii) any material Contract relating to the borrowing of money by the Company or the guarantee by the Company of any such obligation (other than contracts evidencing trade payables), (iii) any Contract which prohibits or restricts, in any material respect, the Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other person and (iv) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC on the date of this Agreement (the “Material Contracts”) were the Company subject to the Exchange Act of 1934, as amended (the “Exchange Act”). With respect to each Material Contract and except as disclosed in Schedule 3.16(a) or Schedule 3.10(c): (A) the Contract is in full force and effect; (B) the Company is not in material default thereunder; (C) the Company has not repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of the Company or Shareholder, in material default in any respect or has repudiated or waived any material provision thereunder.

(b) The Company has disclosed to Purchaser a true, complete and correct copy of the Exclusive License Agreement dated December 31, 2003, as amended, by and between Shareholder and Arclight (the “Arclight License”), the Data Delivery Agreement dated May 29, 2002, as amended, by and between Shareholder and Arclight and the Member Services Agreement dated May 29, 2002 by and between Shareholder and Arclight (collectively, the “Arclight Agreements”). To the Knowledge of the Company or Shareholder, after having made reasonably inquiry of Arclight, the Agreement To Be Bound (as defined in the Arclight License) is in full force and effect and Arclight is not in breach of its obligations thereunder. To the Knowledge of the Company or Shareholder,

(i) Walmart Stores, Inc. (“Walmart”) is currently obligated to provide the Walmart Member Data (as defined in the Arclight License) for a period of not less than three (3) years from the date hereof, and (ii) the transactions contemplated by this Agreement or the Purchase Documents will not constitute a triggering event entitling Walmart to cease delivering the Walmart Member Data pursuant to the Agreement To Be Bound, it being acknowledged that the Agreement To Be Bound includes certain provisions entitling Walmart to cease delivering the Walmart Member Data in accordance with the terms therewith without regard to the transactions contemplated hereby.

3.17 Insurance.

Schedule 3.17 sets forth a complete and correct list of all material insurance policies owned or held by the Company, or owned or held by Shareholder and that provide coverage for the Company and/or the Business, and lists each claim that has been filed with respect to any thereof during the three (3) years prior to the date hereof in an amount in excess of $100,000. With respect to each such insurance policy, except as disclosed on Schedule 3.17 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) as of the date hereof, the policy is in full force and effect; (ii) neither the Company nor Shareholder, as the case may be, is in material breach or default under the policy and (iii) neither the Company nor Shareholder have received any notice of cancellation or termination not other than in connection with ordinary renewals.

3.18 Certain Business Practices.

None of the Company or, to the Company’s or Shareholder’s Knowledge, any directors or officers, agents or employees of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iii) made any payment in the nature of criminal bribery; or (iv) made any payment or received any payment for the purposes of inducing purchases/sales in violation of the Social Security Act sect. 1128 (b)(3), the “Federal Anti-kickback Statute,” or any similar state or local statute.

3.19 HIPAA Compliance.

To the extent applicable, the Company is in compliance, in all material respects, with HIPAA, including HIPAA administrative simplification provisions and the standards and regulations regarding privacy, security, and transaction and code set standards.

3.20 Brokers.

No broker, finder or investment banker (other than The Blackstone Group L.P. or Goldman, Sachs & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or Shareholder. Any payments due and owing to The Blackstone Group L.P. or Goldman, Sachs & Co. are the sole responsibility of Shareholder.

3.21 Statements True and Correct.

(a) No statement, certificate, instrument, or other writing furnished or to be furnished by the Company or Shareholder to Purchaser pursuant to this Agreement or any other Purchase Document contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) All documents that the Company or Shareholder is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply in all material respects with the provisions of applicable Law.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Shareholder as follows:

4.1 Litigation.

There is no Litigation pending or, to Purchaser’s Knowledge, threatened, against Purchaser in respect of the consummation of the transactions contemplated hereby.

4.2 Organization.

Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all necessary power and authority to conduct its business and to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated.

4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Purchaser of this Agreement does not, and the performance by Purchaser of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of the Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.3 have been obtained or taken and all filings and obligations described in Section 4.3 have been made or fulfilled, conflict with or violate any Law applicable to Purchaser or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Purchaser pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(b) Except as set forth in Schedule 4.3(b) , the execution and delivery by Purchaser of this Agreement do not, and the performance by Purchaser of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Regulatory Authority, except for (i) the pre-merger notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

4.4 Authority Relative to the Transactions.

Purchaser has the corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

4.5 Brokers and Finders.

No broker, finder or investment banker (other than Lehman Brothers Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser or any Related Person of Purchaser.

4.6 Financing.

Purchaser has available, and on the Closing Date will have available, sufficient funds, available lines of credit or other sources of immediately available funds to enable it to purchase the Shares on the terms and conditions of this Agreement. Purchaser’s obligations hereunder are not subject to any conditions regarding Purchaser’s ability to obtain financing for the consummation of the transactions contemplated hereby.

4.7 Securities Act.

Purchaser is acquiring the Shares for its own account and not with a view towards their distribution in any manner that would be in violation of the Securities Act.

ARTICLE 5 COVENANTS OF SHAREHOLDER

The Company and Shareholder covenant and agree with Purchaser as follows:

5.1 Conduct of Business Prior to Closing.

From the date hereof to the Closing Date, and except to the extent Purchaser shall otherwise consent in writing or as otherwise provided in this Agreement, the Company shall, and Shareholder, to the extent Shareholder owns or holds any assets utilized in the Business, shall and shall cause the Company to:

(a) operate the Company substantially as previously operated and only in the regular and Ordinary Course of Business consistent with past practice;

(b) maintain its assets and properties in their present order and condition, reasonable wear and use excepted, and deliver such assets and properties to Purchaser on the Closing Date in such condition, and maintain all policies of insurance covering the assets and properties in amounts and on terms substantially equivalent to those in effect on the date hereof and make all claims against such insurance policies covering such assets and properties for damages or losses relating to events occurring prior to the Closing Date;

(c) confer with Purchaser concerning operational matters of a material nature;

(d) take all steps reasonably necessary to maintain the Company’s rights in and to the Intellectual Property and other intangible assets of the Company;

(e) pay all accounts payable in accordance with past practice and collect all Accounts Receivable in accordance with past practice, but not less than in accordance with prudent business practices;

(f) comply with all Laws applicable to the Company where the failure to so comply would reasonably be expected to have a Material Adverse Effect on the Company, its assets or properties or business;

(g) maintain the Books and Records in the usual, regular, and ordinary manner, on a basis consistent with past practices, and prepare and file all Tax Returns and amendments thereto required to be filed by the Company after taking into account any extensions of time granted by any taxing authorities;

(h) use commercially reasonable efforts to preserve the goodwill and patronage of the customers, Employees and suppliers of the Company and others having a business relationship with the Company;

(i) satisfy, terminate and discharge all Liens relating to the Company or its assets, including title defects, that are not Permitted Encumbrances, and deliver evidence reasonably satisfactory to Purchaser and its counsel of such satisfaction, termination and discharge at or prior to Closing;

(j) otherwise report periodically to Purchaser concerning the status of the business, operations and finances of the Company; and

(k) not execute and deliver or otherwise enter into any Contract with Acxiom Corporation.

Notwithstanding anything contained in this Section 5.1, Shareholder shall be permitted to cause the Company to consummate the transactions contemplated by the Purchase Documents and to make such dividends or distributions in cash to Shareholder as Shareholder determines in its sole discretion.

5.2 Other Transactions.

From the date hereof through the Closing Date or the termination of this Agreement, as applicable, Shareholder shall deal exclusively and in good faith with Purchaser with regard to the transactions contemplated by this Agreement and will not, and will direct its Related Persons, financial advisors, accountants, agents, and counsel not to, (i) solicit submission of any Acquisition Proposals, (ii) participate in any discussions or negotiations regarding, or furnish any non-public information to any other Person regarding the Company, other than Purchaser and its representatives, or otherwise cooperate in any way or assist, facilitate, or encourage any Acquisition Proposal by any Person other than the Purchaser, or (iii) enter into any agreement or understanding, whether in writing or, if legally binding, oral, that would have the effect of preventing the consummation of the transactions contemplated by this Agreement; provided, however, that nothing contained in this Section 5.2 shall prohibit Shareholder or its Related Persons from taking any action (1) permitted to be taken by Shareholder pursuant to Section 8.2 of that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of even date hereof by and among Per-Se Technologies, Inc. (“PSTI”), Royal Merger Co., and Shareholder or (2) in furtherance of the transactions contemplated by the Merger Agreement; provided that any action taken by Shareholder pursuant to the Merger Agreement shall not be a breach of this Section 5.2. If Shareholder, or its Related Persons, representatives or agents should receive any bona fide oral or written proposal or offer for a Competing Transaction (as such term is defined in the Merger Agreement), such persons shall, upon the determination of the Board of Directors of Shareholder that such proposal or offer is reasonably likely to constitute a Superior Proposal (as such term is defined in the Merger Agreement) inform Purchaser and its counsel in writing of the receipt of such proposal or offer and the material terms thereof; provided, however, that such notice shall be provided immediately after, but not earlier than, 24 hours after notice of such proposal or offer has been communicated to PSTI.

5.3 Notification of Changes; Supplemental Disclosure.

Shareholder agrees to give written notice promptly to Purchaser upon becoming aware of any fact, or of the occurrence or impending occurrence of any event or circumstance, relating to it or any of its Subsidiaries which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of Shareholder or the Company or which has had or is reasonably likely to have a Material Adverse Effect on the Company. For purposes of determining the satisfaction of the conditions to the consummation of the transactions contemplated by this Agreement, the fact that Shareholder has given notice pursuant to this Section 5.3 shall not be considered.

5.4 WARN Notice.

Prior to Closing, Shareholder shall take all actions required by and bear sole responsibility for any obligations to the Employees under the WARN Act relating to any action taken on or before the Closing by Shareholder or its Affiliates. As of and following the Closing, Purchaser shall bear sole responsibility for any obligations to the Employees under the WARN Act.

5.5 Tax Matters.

Without the prior written consent of Purchaser, neither the Company nor Shareholder nor any Person acting with respect to the Company, shall make or change any material Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to or affecting the Company, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, other than as required by applicable Law, if such election, adoption, change, amendment, agreement, settlement, surrender, or consent would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date in a material amount.

5.6 Assignment of Certain Contracts.

(a) With respect to those Contracts identified on Schedule 5.6(a) (the “Shared Contracts”), Shareholder and the Company shall use their commercially reasonable efforts to (i) cause the assignment of those portions of the Shared Contracts identified on Schedule 5.6(a) to the Company or Shareholder, as the case may be, prior to the Closing Date, (ii) obtain the consent of any Third Parties necessary for the partial assignment of such Shared Contracts, and (iii) cause the Company or the Shareholder, as the case may be, to enter into new Contracts to the extent required by any Third Party to accomplish the purposes of this Section 5.6.

(b) In the event that any such assignment is not effected or any such required consent is not obtained on or prior to the Closing Date, Shareholder or the Company, as the case may be (the “Assignor”), shall use its commercially reasonable efforts (i) to provide to the other party (the “Assignee”), at Assignee’s own expense, the benefits of the applicable portion of the Shared Contracts which could not be so assigned, (ii) to cooperate in any reasonable and lawful arrangement designed to provide such benefits to Assignee and (iii) to enforce at the request of Assignee and for the account of Assignee, at Assignee’s expense, any of Assignee’s rights arising from any such Shared Contract which were to be so assigned. To the extent such benefit is made available and/or such arrangement is created for the benefit of Assignee, such Assignee shall pay, perform and discharge fully all obligations of the Assignor under any such agreement and shall indemnify the Assignor against any claims, damages, costs, expenses or losses incurred by the Assignor arising from the Assignor’s inability to obtain such consent in connection with such agreement.

ARTICLE 6 ADDITIONAL AGREEMENTS

6.1 Antitrust Notification; Consents of Regulatory Authorities.

(a) Each of the parties hereto undertake and agree to and to cause their respective “ultimate parent entities” (as defined in the HSR Act) to file as soon as practicable notifications under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”). Each of the parties further agrees to respond as promptly as practicable to any inquiries and/or requests for information or documents received from any Regulatory Authority in connection with antitrust matters related to the transactions contemplated by this Agreement. Neither Shareholder, the Company, nor Purchaser shall extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed. Shareholder, the Company and Purchaser shall, from the date hereof until the Closing Date, use their respective commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the transactions.

(b) Upon the terms and subject to the conditions of this Agreement, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its commercially reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Regulatory Authorities and parties to contracts with the Company as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the Closing; provided that nothing herein shall preclude either Party from exercising its rights under this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be required to take any actions in connection with, or agree to, (i) any sale, divestiture or disposition of any businesses, assets, properties or product lines of Purchaser, its Subsidiaries, or the Company, which, individually or in the aggregate, could have a material effect on the properties, business, operations, prospects or assets of Purchaser or any of its Subsidiaries, (ii) the imposition of any restriction which, individually or in the aggregate, could materially limit the ability of Purchaser to own or exercise control of the Company or the Business following the Effective Time, or (iii) any material alteration or modification of the Purchase Documents.

(d) In case, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Section 6.1, the proper officers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such action.

6.2 Agreements as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause each of its Subsidiaries to use all commercially reasonable efforts (a) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 7 and Article 8, and (b) to cause the satisfaction of all conditions to Closing; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

6.3 Investigation and Confidentiality.

(a) Prior to the Closing Date, each Party shall use all commercially reasonable efforts to keep the other Parties advised of all material developments relevant to consummation of the transactions contemplated herein, and, with respect to the Company, that are material to its business. For the avoidance of doubt, those efforts shall include, but not be limited to (i) providing each other Party (or its counsel) with copies, in advance of submission, of any filing or written communication to any Regulatory Authority regarding antitrust or competition issues; (ii) consulting in good faith with each other Party (or its counsel) in advance of any submission or communication with any Regulatory Authority regarding antitrust or competition issues; and (iii) allowing each other Party (or its counsel) to be represented at and participate in any meeting or telephone conversation with any Regulatory Authority regarding antitrust or competition issues. The Company and Shareholder shall permit Purchaser (and its counsel, financial advisors, auditors and other authorized representatives) to make or cause to be made such investigation of the business, properties, personnel, offices, books and records of the Company and its financial, legal and operating conditions as Purchaser reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unreasonably with normal operations of the Company or Shareholder, as the case may be.

(b) In addition to the Parties’ respective obligations under the Confidentiality Agreement, which is hereby reaffirmed, adopted, and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Closing Date, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

6.4 Public Announcements.

The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Shareholder and Purchaser. Thereafter, unless otherwise required by applicable Law or the requirements of the NYSE or Euronext, each of Purchaser and Shareholder shall use its commercially reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby.

6.5 Director and Officer Indemnification.

(a) Purchaser shall, after the Closing Date, cause the Company’s By-laws to contain provisions no less favorable with respect to indemnification and exculpation than are set forth in Article XIII of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers or employees of the Company (collectively, “Indemnified Directors/Officers”), unless such modification shall be required by Law. Purchaser hereby unconditionally guarantees the obligations of the Company under this Section 6.5(a).

(b) In the event Purchaser, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or the Company, as the case may be, shall assume the obligations set forth in this Section 6.5.

(c) The provisions of this Section 6.5 are intended to be for the benefit of and shall be enforceable by, each Indemnified Director/Officer and their respective heirs and representatives.

6.6 Employee Benefits Plans.

(a) From and after the Effective Time and at least until December 31, 2006, Purchaser shall, or shall cause the Company to, offer to the Employees employed by Shareholder or the Company as of the Effective Time that are set forth on Schedule 1.8(b) of the Contribution Agreement (as such schedule may be updated prior to the Closing Date) (the “Transferred Employees”), participation in employee benefit plans, programs, policies and arrangements that are no less favorable in the aggregate to those provided under the applicable employee benefit plans (as defined in Section 3(3) of ERISA (excluding plans exempt under Section 201(2) of ERISA)), programs, policies and arrangements of the Company or Shareholder, as applicable, in effect at the Effective

Time and disclosed in Schedule 6.6(a)(i) (collectively, “Current Plans”); provided, however, that nothing contained in this Section 6.6(a) shall obligate or commit Purchaser or its Subsidiaries to provide any Transferred Employee with any equity compensation pursuant to any equity compensation plans, programs or arrangements sponsored or provided by Purchaser or any of its Subsidiaries or Affiliates for the benefit of its employees. In the event that the operation of any severance pay plan or arrangement or any deferred compensation plan or arrangement of the Shareholder or the Company (the “Deferred Compensation Plans”) after the Effective Time and through December 31, 2006 causes an excise tax, interest, and/or penalties under Code Section 409A to be assessed against those Transferred Employees identified on Schedule 6.6(a)(ii) (the “Deferred Comp Employees”), Purchaser will, or will cause the Company to, reimburse such Deferred Comp Employees for such excise tax, interest, and/or penalties through a gross up payment to be made no later than the date the excise tax, interest and/or penalties is due; provided, however, (A) if the Closing does not occur on or before December 31, 2005 (or such later date as may be provided by subsequent Treasury guidance prior to December 31, 2005 for the termination of deferral arrangements without consequence under Code Section 409A) (the later of December 31, 2005 or such later date being the “409A Deadline”), or (B) if Purchaser, the Company or any of their Subsidiaries offers to make a lump sum payment on or before the 409A Deadline of the aggregate payments due to such Deferred Comp Employees pursuant to any such Deferred Compensation Plans and such offer is not accepted on a timely basis by such Deferred Comp Employees, then, in either such case, neither Purchaser, the Company nor any of their respective Subsidiaries shall have any liability to such Deferred Comp Employee for any such gross up payment. In addition, notwithstanding anything contained in this Agreement to the contrary, Shareholder or the Company shall have the right prior to Closing to amend the Deferred Compensation Plans such that payments made under the Deferred Compensation Plans will be in accordance with Code Section 409A and will not be subject to an excise tax, interest and/or penalties. Such amendments may include an amendment to cause currently non-vested amounts to pay out in a lump sum upon a qualifying separation from service, and such amendments may, but need not, be made contingent on the consummation of the transactions contemplated in this Agreement.

(b) Purchaser will, or will cause the Company to, credit each Transferred Employee with such number of unused vacation days and other paid time off accrued by each Transferred Employee, as disclosed in Schedule 6.6(b) , with the Company or Shareholder prior to the Effective Time in accordance with the Company’s or Shareholder’s personnel policies applicable to such Employees on the date hereof, copies of which have been made available to Purchaser; provided that Purchaser may, in its sole discretion and to the extent permitted by applicable Law, require that such vacation and other paid time off be taken by the Transferred Employee prior to December 31, 2006.

(c) The Transferred Employees shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by Purchaser or any of its Affiliates for service accrued prior to the Effective Time with the Company or its Affiliates under which each such Transferred Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or Shareholder under comparable plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(d) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Purchaser or its subsidiaries (“Purchaser Welfare Benefit Plans” ) in which a Transferred Employee may be eligible to participate on or after the Effective Time, Purchaser shall waive, or cause its insurance carrier to waive, any limitations on benefits relating to pre-existing conditions (if any) with respect to participation and coverage requirements applicable to Transferred Employees under Purchaser Welfare Benefit Plans to the same extent such limitations are waived under any comparable plan of Company or Shareholder and shall recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by the Transferred Employees in the calendar year in which the Effective Time occurs.

(e) With respect to the Dependent Care Spending Account Program (“DCSAP”) and Health Care Spending Account Program (“HCSAP”) maintained by Shareholder pursuant to Section 125 of the Code (“Shareholder’s Cafeteria Plan”) in which a Transferred Employee participates on the Effective Time:

(i) As soon as administratively practicable, with respect to each Transferred Employee who has a DCSAP or HCSAP under Shareholder’s Cafeteria Plan, Shareholder will be deemed to transfer to a cafeteria plan maintained by Purchaser pursuant to Section 125 of the Code (“Purchaser’s Cafeteria Plan”), and Purchaser will simultaneously credit, an initial balance in the HCSAP and DCSAP under Purchaser’s Cafeteria Plan equal to the Transferred Employee’s balance in his or her HCSAP or DCSAP, as the case may be, under Shareholder’s Cafeteria Plan as of the date of transfer. On or before the date of transfer, Shareholder will provide to Purchaser that information needed by Purchaser to credit the proper amount to each Transferred Employee’s HCSAP and DCSAP under Purchaser’s Cafeteria Plan. Purchaser’s Cafeteria Plan will provide that claims may be made for expenses incurred during 2005 that were not submitted to Shareholder’s Cafeteria Plan prior to the Effective Time, whether those expenses were incurred before or after the Effective Time. On and after the Effective Time, all reimbursement claims by a Transferred Employee for expenses incurred at any point during 2005 that were not submitted to Shareholder’s Cafeteria Plan prior to the Effective Time, must be submitted to Purchaser’s Cafeteria Plan, and may be so submitted up to the last day allowed for making claims under Purchaser’s Cafeteria Plan for the 2005 plan year. Following the deemed transfer contemplated by this paragraph, Purchaser or its designee will be responsible for administering the payment of eligible reimbursement claims submitted by Transferred Employees for payment by his or her HCSAP or DCSAP.

(ii) Shareholder will pay to Purchaser on the date of transfer described above an amount equal to the aggregate DCSAP account balances of the Transferred Employees under Shareholder’s Cafeteria Plan as of the Effective Time.

(iii) If a Transferred Employee’s 2005 HCSAP contributions under Shareholder’s Cafeteria Plan are in excess of the 2005 benefits paid by the HCSAP as of the Effective Time, the Transferred Employee will be deemed to have a “Positive Account Balance.” If a Transferred Employee’s aggregate 2005 HCSAP reimbursements under Shareholder’s Cafeteria Plan are in excess of his or her 2005 HCSAP contributions as of the Effective Time, the Transferred Employee will be deemed to have a “Negative Account Balance.” If as of the Effective Time, the aggregate Positive Account Balances exceed the aggregate Negative Account Balances, the Shareholder will pay the difference to Purchaser on the date of transfer. If, as of the Effective Time, the aggregate Negative Account Balances exceed the aggregate Positive Account Balances, the Purchaser will pay the difference to Shareholder on the date of transfer.

6.7 Retention of Records.

(a) Purchaser shall retain, and cause the Company after the Closing to retain, all Books and Records which are in the Company’s possession at the Closing relating to the Employee Benefit Plans or accounting or legal matters prior to the Closing for such period as may be required by any applicable Law in effect as of the date of this Agreement or that may be enacted thereafter. Shareholder shall have the right during business hours, upon reasonable notice to Purchaser or the Company, to inspect and make copies of any such records for any reasonable purpose.

(b) Except as otherwise provided in this Agreement, Shareholder may retain (i) one copy of the materials provided to Purchaser in connection with the purchase and sale of the Shares, together with a copy of all documents referred to in such materials, (ii) all internal correspondence and memoranda, valuations, investment banking presentations and bids received from others in connection with the sale of the Shares, and (iii) a copy of all consolidating and consolidated financial information and all other accounting records prepared or used in connection with the preparation of the Financial Statements.

6.8 Change of Corporate Name.

Within three (3) Business Days following the Closing, Purchaser shall cause the Company to amend its Certificate of Incorporation so that the name of the Company does not contain the name “NDCHealth” or other trademarks, tradenames or service marks of Shareholder.

6.9 Agreement Not to Compete and to Maintain Confidentiality.

(a) For good and valuable consideration and in furtherance of the sale of the Shares of the Company and the Business to Purchaser hereunder, in order to induce Purchaser to enter into and perform this Agreement, to ensure that Purchaser obtains the benefits it reasonably expects to obtain hereunder and to more effectively protect the value and goodwill of the Shares, Shareholder covenants and agrees that for a period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, it shall not, directly or through its Subsidiaries,

(i) engage in, or own an equity or profit interest in any business which engages in, the provision of those types of products and services to those markets, in each case set forth on Schedule 6.9(a), in the United States (collectively, “Restricted Activities”); provided, however, that it will not be deemed a breach of this clause (i) if (A) Shareholder and its Subsidiaries collectively own beneficially or of record in the aggregate less than five percent (5%) of any class of security which is publicly traded on a national securities exchange or actively traded in a recognized over-the-counter market, (B) Shareholder engages in any activities contemplated or permitted by the Data Supply and Services Agreement or the Retail Informatics Data and Services Agreement, or (C) Shareholder or any of its Subsidiaries acquires (and thereafter, owns and operates) all or any part of the stock and/or assets of any company or entity (the “Acquired Business”) provided that the trailing twelve-month revenues derived by the Acquired Business from Restricted Activities do not exceed twenty percent (20%) of the total revenues of the Acquired Business during such twelve-month period, provided that Shareholder sells, transfers or otherwise disposes of, to any third-party which is not an Affiliate of Shareholder, that portion of the applicable Acquired Business or discontinues that portion of the Acquired Business in its entirety within eighteen (18) months after acquiring the Acquired Business; or

(ii) induce or attempt to persuade any customer of the Business to terminate such relationship.

(b) For good and valuable consideration and in furtherance of the sale of the Shares of the Company and the Business to Purchaser hereunder, (i) Shareholder covenants and agrees that for a period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date, neither it nor its Subsidiaries shall employ, attempt to employ, recruit or otherwise solicit, induce or influence any person to leave employment with the Company; provided, however, that nothing contained in this Section 6.9(b)(i) shall be deemed to prohibit Shareholder from employing any Person (other than those identified in Schedule 6.9(b)(i) as “Company Management Employees”) that responds to an advertisement or notice of opportunity for employment contained in a publication or posting of general circulation, and (ii) Purchaser and the Company covenant and agree that for a period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date, neither they nor their Subsidiaries shall employ, attempt to employ, recruit or otherwise solicit, induce or influence any person to leave employment with Shareholder; provided, however, that nothing contained in this Section 6.9(b)(ii) shall be deemed to prohibit Purchaser or the Company from employing any Person (other than those identified in Schedule 6.9(b)(ii) as “Shareholder Management Employees”) that responds to an advertisement or notice of opportunity for employment contained in a publication or posting of general circulation.

(c) Shareholder hereby expressly represents and warrants that it has or may have knowledge of certain commercial and marketing information and material regarding the Company and the Business (including the documents and materials identified in Section 6.7(b), lists of customers, product documentation, development work, lead lists, trade secrets and other proprietary information of the Company) (the “Company Confidential Information”). Shareholder acknowledges and agrees that all such Company Confidential Information is confidential and proprietary and that a substantial portion of the Final Purchase Price is being paid for such Confidential Information and that it represents a substantial investment having great economic value to Purchaser, and constitutes a substantial part of the value to Purchaser of the Business and the Shares. Purchaser hereby expressly represents and warrants that the Company has or may have, and Purchaser may acquire by virtue of the transactions contemplated hereby, knowledge of certain commercial and marketing information and material regarding Shareholder and the Shareholder Business (as defined in the Contribution Agreement) (including lists of customers, product documentation, development work, lead lists, trade secrets and other proprietary information of Shareholder) (the “Shareholder Confidential Information”, and, together with the Company Confidential Information, the “Confidential Information”). Purchaser acknowledges and agrees that all such Shareholder Confidential Information is confidential and proprietary and that it represents a substantial investment having great economic value to Shareholder. Each of Shareholder and Purchaser acknowledge and agree that the owner of any such Confidential Information (the “Possessing Party”) would be irreparably damaged if any of the Possessing Party’s Confidential Information was disclosed by the other party or its Affiliates (the “Disclosing Party”) to any Person other than the Possessing Party or its Affiliates. Accordingly, each of Shareholder, Purchaser, and the Company covenant and agree that neither it nor any of its Subsidiaries shall, without the prior written consent of the Possessing Party, disclose any Confidential Information for the benefit of any Third Party, except that a Disclosing Party may disclose a particular item of Confidential Information if and to the extent (but only if and to the extent) that such item:

(i) is or becomes publicly known or generally known in the industry of the Business or the Shareholder Business, as the case may be, through no act or omission of the Disclosing Party or its Subsidiaries;

(ii) is required to be disclosed to or by order of a governmental agency or a court of law or otherwise as required by law; provided that prior to any such disclosure notice of such requirement of disclosure is provided to the Possessing Party and the Possessing Party is afforded the reasonable opportunity to object to such disclosure;

(iii) is required to be disclosed to the attorneys, accountants, or other agents or employees of the Disclosing Party working on the transactions contemplated by this Agreement;

(iv) is contained in or otherwise reflected in information and material regarding the Disclosing Party and its business; provided that such disclosure of such item is consistent with the Disclosing Party’s past practice; or

(v) is not knowingly disclosed.

(d) Shareholder expressly acknowledges that (i) each of the covenants contained in this Section 6.9 are integral to the sale to Purchaser of the Shares and (ii) without the protection of such covenants, neither Purchaser nor Shareholder would have entered into this Agreement, (iii) the consideration paid by Purchaser bears no relationship to the damages Purchaser may suffer in the event of any breach of any of the covenants of this Section 6.9, and (iv) such covenants contain limitations as to time, geographical area and/or scope of activity to be restrained which are reasonable and necessary to protect Purchaser’s business interests. If this Section 6.9 shall nevertheless for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be enforceable to the fullest extent compatible with applicable laws that shall then apply. Each party hereby further acknowledges that money damages will be impossible to calculate and may not adequately compensate the other party in connection with an actual or threatened breach by such party of any of the provisions of this Section 6.9. Accordingly, each party, on its own behalf and on behalf of its Subsidiaries, hereby expressly waives all rights to raise the adequacy of the other party’s remedies at law as a defense if the other party seeks to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of this Section 6.9. In addition, the other party shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of this Section 6.9.

(e) Each party hereby expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the non-competition and confidentiality covenants in this Section 6.9 should such enforcement ever become necessary.

(f) Nothing contained in this Section 6.9 shall be construed so as to prevent Shareholder from delivering the retail pharmacy data delivered pursuant to the contracts set forth in Schedule 6.9(f) pursuant to any contractual obligation of Shareholder existing as of the date hereof.

(g) For so long as Shareholder has any continuing obligations pursuant to this Section 6.9, any successor by merger to Shareholder or any purchaser, transferee or licensee of any assets of Shareholder constituting substantially all of the assets of any reporting segment of Shareholder as of the date hereof shall assume, perform and otherwise be bound by the obligations of Shareholder set forth in this Section 6.9, and Shareholder shall condition any such sale, transfer or license on the agreement by such purchaser, transferee or licensee to be bound by the obligations set forth in this Section 6.9.

6.10 Guarantee of Processing Sub Obligations.

Purchaser hereby unconditionally guarantees the due and punctual performance of the obligations of Processing Sub (as defined in the Contribution Agreement) under the Purchase Documents. In connection with such guarantee, Purchaser hereby waives the benefits of division and discussion, diligence, presentment, and filing of claims with a court in the event of insolvency or bankruptcy of the Processing Sub.

6.11 Transition Services; Costs.

The parties hereto agree to work together and use their reasonable best efforts to agree on the specific transition services, costs and time periods for performance (relating to such transition services) included in the exhibits to the Transition Services Agreement within 60 days following the execution of this Agreement. In the event the parties are unable to agree with respect to a specific transition service, cost or time period, then the transition services set forth in the Exhibits to the Transition Services Agreement in the form attached as of the date hereof shall become final and binding unless the parties mutually agree otherwise.

ARTICLE 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by Purchaser:

7.1 Representations and Warranties.

Each of the representations and warranties of the Shareholder set forth in Article 3 shall be accurate in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak expressly as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would be reasonably likely to have a Material Adverse Effect; and Purchaser shall have received a certificate dated as of the Closing Date executed by an authorized officer of Shareholder to such effect. For purposes of this Section 7.1 only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of Shareholder shall be deemed not to include such qualifications

7.2 Compliance by Shareholder and the Company.

Shareholder and the Company shall have duly performed in all material respects all of the covenants, agreements, and conditions contained in this Agreement to be performed by Shareholder or the Company, as the case may be, on or prior to the Closing Date, and Purchaser shall have received a certificate dated the Closing Date, executed by an authorized officer of Shareholder to such effect. Purchaser shall have received from Shareholder all applicable closing deliveries including those set forth in Section 2.2(a), and such certificates or other evidence, dated as of the Closing Date, as Purchaser or its counsel shall reasonably request to evidence the performance of all covenants and the fulfillment by Shareholder, or such other satisfaction at or prior to the Closing Date, of the terms and conditions of this Agreement.

7.3 No Litigation.

No Litigation, regulation, or legislation shall be pending or threatened by a Third Party which seeks to enjoin, restrain, or prohibit Purchaser, or to obtain substantial damages from Purchaser or the Company, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the operation of the Company or all or a material portion of the Company’s business, which, in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated by this Agreement.

7.4 Consents; Authorizations; Approval of Legal Matters.

Purchaser shall have received a true and correct copy of each Consent and waiver that is (a) required for the transfer of the Shares or (b) set forth on Schedule 7.4 . All authorizations, orders, or approvals of any Regulatory Authority shall have been obtained. Purchaser shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Shareholder to the foregoing effect, and Purchaser shall be reasonably satisfied with the terms, conditions, and restrictions of and obligations under each such authorization, order, or approval.

7.5 HSR Act.

The waiting period imposed by the HSR Act shall have expired or been terminated.

7.6 Certified Resolutions.

Purchaser shall have received a certificate of the Secretary or Assistant Secretary of each of the Company and Shareholder containing a true and correct copy of the resolutions duly adopted by the boards of directors of each of the Company and Shareholder, approving and authorizing each of the Purchase Documents to which each of the Company and Shareholder is a party and each of the transactions contemplated hereby and thereby. The Secretary or Assistant Secretary of each of the Company and Shareholder shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

7.7 Certified Documents.

Purchaser shall have received (a) the Certificate of Incorporation of the Company, certified as of a recent date by the Secretary of State of Delaware and a copy of the Bylaws of the Company, as amended, certified as of the Closing Date by the Secretary of the Company, and (b) a certificate of status, good standing or existence with respect to the Company, dated as of a recent date, from the Secretary of State of Delaware.

7.8 Purchase Documents.

Purchaser shall have received from Shareholder the Purchase Documents to which Shareholder is a party, duly executed by Shareholder.

7.9 No Material Adverse Change.

There shall not have been any Material Adverse Change related to the Business or its assets and properties since the date of this Agreement, and Purchaser shall have received a certificate dated as of the Closing Date, executed by duly authorized officers of Shareholder and the Company to such effect.

7.10 Resignations of Directors.

Purchaser shall have received the written resignations of all directors of the Company, effective as of the Closing Date.

7.11 Delivery of Certain Agreements by PSTI.

PSTI shall have entered into and delivered to Purchaser a duly executed copy of (i) a guaranty agreement pursuant to which PSTI (a) unconditionally guarantees the due and punctual performance of Shareholder’s obligations hereunder and each of Shareholder’s obligations under the Purchase Documents, (b) in connection therewith, waives the benefits of division and discussion, diligence, presentment, and filing of claims with a court in the event of insolvency or bankruptcy of Shareholder, and (c) agrees to be bound by the provisions of Section 6.9 of this Agreement as if PSTI was a signatory to this Agreement, and (ii) the Data Supply and Services Agreement.

7.12 Arclight Consent.

The Company shall have obtained the written consent of Arclight to the assignment of the Arclight License, in a form and substance reasonably satisfactory to Purchaser.

7.13 Sale of Shareholder.

All conditions to closing set forth in Article 9 (other than Section 9.1(f)) of the Merger Agreement shall have been satisfied or waived on or before the Outside Date (as such term is defined in the Merger Agreement, together with any extensions thereto that are permitted for the purpose of allowing any waiting periods under the HSR Act to expire or terminate)

7.14 Intercompany Debt.

Prior to the Closing, Shareholder shall have contributed to the capital of the Company all intercompany indebtedness owing from the Company to Shareholder.

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAREHOLDER

The obligation of Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date hereunder, of each of the following conditions, all or any of which may be waived, in whole or in part, by Shareholder.

8.1 Certificate Regarding Representations and Warranties.

Each of the representations and warranties of the Purchaser set forth in Article 4 shall be accurate in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak expressly as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would be reasonably likely to have a Material Adverse Effect; and Shareholder shall have received a certificate dated as of the Closing Date executed by an authorized officer of Purchaser to such effect. For purposes of this Section 8.1 only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of Purchaser shall be deemed not to include such qualifications

8.2 Compliance by Purchaser.

Purchaser shall have duly performed in all material respects all of the covenants, agreements, and conditions contained in this Agreement to be performed by Purchaser on or before the Closing Date, and Shareholder shall have received a certificate dated the Closing Date, executed by an authorized officer of Purchaser, to such effect. Shareholder shall have received from Purchaser all applicable closing deliveries, including those set forth in Section 2.2(b), and such certificates or other evidence, duly executed by Purchaser, dated as of the Closing Date, as Shareholder or its counsel shall reasonably request to evidence the performance of all covenants and the fulfillment by Purchaser, or such other satisfaction at or prior to the Closing Date, of the terms and conditions of this Agreement.

8.3 No Litigation.

No Litigation, regulation, or legislation shall be pending or threatened by a Third Party which seeks to enjoin, restrain, or prohibit Shareholder, or to obtain substantial damages from Shareholder, in respect of the consummation of the transactions contemplated hereby, which, in the reasonable judgment of Shareholder, would make it inadvisable to consummate such transactions.

8.4 HSR Act.

The waiting period imposed by the HSR Act shall have expired or been terminated.

8.5 Certified Resolutions.

Shareholder shall have received from Purchaser a certificate executed by the Secretary of Purchaser containing a true and correct copy of resolutions duly adopted by Purchaser’s Board of Directors approving and authorizing each of the Purchase Documents to which Purchaser is a party and each of the transactions contemplated hereby and thereby. The Secretary or Assistant Secretary of Purchaser shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

8.6 Purchase Documents.

Shareholder shall have received the Purchase Documents to which Purchaser is a party, duly executed by Purchaser.

8.7 Payment of Purchase Price.

Shareholder shall have received the Purchase Price from Purchaser.

8.8 Sale of Shareholder.

All conditions to closing set forth in Article 9 (other than Section 9.1(f)) of the Merger Agreement shall have been satisfied or waived on or before the Outside Date (together with any extensions thereto that are permitted for the purpose of allowing any waiting periods under the HSR Act to expire or terminate).

ARTICLE 9 TERMINATION

9.1 Termination.

This Agreement may be terminated:

(a) by the mutual consent of Purchaser and Shareholder;

(b) by Purchaser if any condition in Article 7 becomes impossible to perform or satisfy or has not been satisfied in full (in either case, other than as a result of a breach or default by Purchaser in the performance of its obligations hereunder) or waived by Purchaser in writing at or prior to the Closing Date;

(c) by Shareholder if any condition in Article 8 becomes impossible to perform or satisfy or has not been satisfied in full (in either case, other than as a result of a default by Shareholder in the performance of its obligations hereunder) and the performance of such condition has not been waived by Shareholder in writing at or prior to the Closing Date; or

(d) by either Party (other than a Party that is in material default of its obligations under this Agreement) if the Closing shall not have occurred on or before the date that is six (6) months from the date of this Agreement; provided, that, either Party shall have the right to extend such date up to an additional four (4) months from such date in the event that the Closing shall not have occurred solely by reason of (i) the waiting period imposed by the HSR Act having not expired or been terminated by such date and/or (ii) any Consent which is a condition to the Closing having not been obtained.

9.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 9.1, except as set forth in Section 9.2(b), this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 12.2 and (b) nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that the terms of Section 6.3(b) shall survive any termination of this Agreement.

(b) In the event of the termination of this Agreement by Shareholder arising out of any event whereby PSTI or any of its Affiliates is paid a break-up fee pursuant to the Merger Agreement, Shareholder shall pay to Purchaser simultaneously with such payment an amount equal to $10,000,000, which amount shall be payable by wire transfer to such account as Purchaser may designate in writing to Shareholder.

ARTICLE 10 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

10.1 Non-Survival of Representations and Warranties.

The representations, warranties, covenants and agreements made by any party hereto in this Agreement or in any certificate delivered pursuant hereto shall terminate at the Closing Date or upon the termination of this Agreement pursuant to Section 9.1, as the case may be. Notwithstanding the aforementioned, the agreements set forth in Articles 1, 2, 10, 11 and 12 and Sections 5.4, 6.1, 6.3(b), 6.4, 6.5, 6.6, 6.7, 6.8, 6.9 and 6.10 shall survive the Closing Date and the agreements set forth in Section 9.2 and 12.2 shall survive the termination of this Agreement.

10.2 Notice of Damages.

A party seeking indemnity hereunder (the “Indemnified Party”) will give the party from whom indemnity is sought hereunder (the “Indemnitor”) prompt notice (hereinafter, the “Indemnification Notice”) of any demands, claims, actions or causes of action (collectively, “Claims”) asserted against the Indemnified Party. Failure to give such notice shall not relieve the Indemnitor of any obligations which the Indemnitor may have to the Indemnified Party under this Article 10, except to the extent that such failure has prejudiced the Indemnitor under the provisions for indemnification contained in this Agreement. For purposes of this Article 10, Purchaser, on the one hand, and Shareholder, on the other hand, shall be deemed to be the “Indemnified Party” or the “Indemnitors,” as the case may be.

10.3 Agreements to Indemnify.

(a) Subject to the terms and conditions of this Article 10, Shareholder covenants and agrees to indemnify, defend and hold harmless Purchaser and its Affiliates (including any officer, director, shareholder, partner, member, employee, agent or representative of any thereof) (a “Purchaser Affiliate”) from and against all assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable fees and expenses of legal counsel (collectively, “Damages”) imposed upon or incurred by Purchaser or any Purchaser Affiliate arising out of, in connection with or resulting from: (i) any nonfulfillment of any covenant or agreement of Shareholder contained in or made pursuant to this Agreement that survives the Closing as set forth in Section 10.1, (ii) those matters set forth on Schedule 10.3 , or any litigation, action, claim or investigation arising from the same facts or events giving rise to such matters, (iii) any Taxes of the Company for a Pre-Closing Tax Period, except to the extent such Taxes have been specifically taken into account in computing the Working Capital Adjustment Amount, and (iv) any and all brokerage, finder’s or other fees or commissions payable by Shareholder in connection with the transactions contemplated hereby, including but not limited to any fees payable to The Blackstone Group L.P. or Goldman Sachs & Co.

(b) Subject to the terms and conditions of this Article 10, Purchaser covenants and agrees to indemnify, defend and hold harmless Shareholder (including any successor or assigns, officer, director, shareholder, partner, member, employee, agent or representative thereof) from and against all Damages imposed upon or incurred by such Indemnified Party arising out of or in connection with or resulting from (i) any nonfulfillment of any covenant or agreement of Purchaser contained in or made pursuant to this Agreement that survives the Closing as set forth in Section 10.1, (ii) any Taxes of the Company for any period after the Effective Time (or portion of Tax period after the Effective Time), (iii) any and all brokerage, finder’s or other fees or commissions payable by Purchaser in connection with the transactions contemplated hereby, including but not limited to any fees payable to Lehman Brothers Inc., and (iv) the operation of the Business following the Closing Date.

(c) The Indemnitor shall reimburse an Indemnified Party promptly after delivery of an Indemnification Notice certifying that the Indemnified Party has incurred Damages after compliance with the terms of this Article 10; provided, however, that the Indemnitor shall have the right to contest any such Damages or its obligations to indemnify therefor in accordance with the terms of this Agreement.

10.4 Conditions of Indemnification of Third-Party Claims.

The obligations and liabilities of an Indemnitor under Section 10.3 hereof with respect to Damages resulting from Claims by persons not party to this Agreement shall be subject to the following terms and conditions:

(a) Promptly after delivery of an Indemnification Notice in respect of a Claim and subject to paragraph (c) of this Section 10.4, the Indemnitor may elect, by written notice to the Indemnified Party, to undertake the defense and/or settlement thereof with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnitor. If the Indemnitor chooses to defend any claim, the Indemnified Party shall cooperate with all reasonable requests of the Indemnitor and shall make available to the Indemnitor any books, records or other documents within its control that are necessary or appropriate for such defense.

(b) In the event that the Indemnitor, within a reasonable time after receipt of an Indemnification Notice, does not so elect to defend such Claim, the Indemnified Party will have the right (upon further notice to the Indemnitor) to undertake the defense, compromise or settlement of such Claim for the account of the Indemnitor, subject to the right of the Indemnitor to assume the defense of such Claim pursuant to the terms of paragraph (a) of this Section 10.4 at any time prior to settlement, compromise or final determination thereof, provided, that the Indemnitor reimburses in full all costs of the Indemnified Party (including reasonable attorney’s fees and expenses) incurred by it in connection with such defense prior to such assumption.

(c) Anything in this Section 10.4 to the contrary notwithstanding, (i) if the Indemnitor assumes the defense of any Claim, any Indemnified Party shall be entitled to participate in the defense, compromise or settlement of such Claim with counsel of its own choice at its own expense, provided, however, if representation by the Indemnitor’s counsel would present a conflict of interest, then such Indemnified Party shall be entitled to participate in the defense, compromise or settlement of such Claim with counsel of its own choice at the expense of the Indemnitor, (ii) no person who has undertaken to defend a Claim under Section 10.4(a) hereof shall, without written consent of all Indemnified Parties, settle or compromise any Claim or consent to entry of any judgment which (A) does not include as an unconditional term thereof the release by the claimant or the plaintiff of all Indemnified Parties from all liability arising from events which allegedly give rise to such Claim or (B) imposes any restrictions of any kind on the continuing operations of the Business.

10.5 Claims Period.

For purposes of this Agreement, a “Claims Period” shall be the period during which a claim for indemnification may be asserted under this Agreement by an

Indemnified Party, which period shall (a) begin on the Closing Date and (b) terminate as follows:

(i) with respect to Damages arising under Section 10.3(a)(i) (other than as a result of a breach of any agreement set forth in Section 6.9), Section 10.3(b)(i) (other than as a result of a breach of any agreement set forth in Section 6.9) or Section 10.3(b)(iv), the Claims Period shall terminate on the second anniversary of the Closing Date;

(ii) with respect to Damages arising under Section 10.3(a)(i) or Section 10.3(b)(i), in each case as a result of a breach of any agreement set forth in Section 6.9 and with respect to Damages arising under Section 10.3(a)(ii), Section 10.3(a)(iii), or Section 10.3(b)(ii), the Claims Period shall continue until the expiration of the applicable statute of limitations; and

(iii) with respect to Damages arising under Section 10.3(a)(iii) or Section 10.3(b)(iii), the Claims Period shall not terminate.

Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

10.6 Investigations; No Other Representations or Warranties.

(a) No investigation by Purchaser shall relieve Shareholder from any liability for any misrepresentation, misleading statement or omission made in this Agreement or the Schedules attached hereto.

(b) Purchaser agrees and acknowledges that, except for those representations and warranties contained in this Agreement, the Schedules attached hereto, or the Purchase Documents, neither Shareholder nor the Company has made any representations or warranties to Purchaser with respect to the Company, the Business, or the transactions contemplated hereby.

10.7 Limitations.

(a) Except for (i) equitable relief and (ii) any specific remedies pursuant to this Agreement or any of the Purchase Documents the indemnification provisions of this Article 10 shall be the exclusive remedy of the Parties against any other Party with respect to matters arising under or in connection with this Agreement and the transactions contemplated hereby.

ARTICLE 11 TAX MATTERS

11.1 Certain Taxes and Fees.

All transfer, documentary, deed recording, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Company when due, and Purchaser shall file all Tax Returns and other documentation with respect to all such Taxes, fees and charges as required.

11.2 Responsibility for Filing Tax Returns.

(a) Shareholder shall prepare and timely file (or cause to be prepared and timely filed) all income Tax Returns for the Company with respect to periods for which a consolidated, unitary or combined income Tax Return of Shareholder will include the operations of the Company. Any such Tax Returns prepared by Shareholder or caused to be prepared by Shareholder shall, to the extent permitted by applicable Tax law, be prepared on a basis consistent with the last previous Tax Returns filed in respect of the Company, as the case may be.

(b) Purchaser shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns for the Company which are required to be filed after the Closing Date (other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Shareholder will include the operations of the Company). Any such Tax Returns prepared by Purchaser shall, to the extent permitted by applicable Tax law, be prepared on a basis consistent with the last previous Tax Returns filed in respect of Company, as the case may be.

11.3 Amended Tax Returns.

Purchaser shall not amend, and shall not permit any of its Affiliates to amend, any Tax Return pertaining to a Pre-Closing Tax Period without the prior written consent of Shareholder.

11.4 Income Tax Refunds.

Any income Tax refunds that are received by Purchaser or the Company, and any amounts credited against income Tax to which Purchaser or the Company becomes entitled, that relate to a Pre-Closing Tax Period shall be for the account of Shareholder, and Purchaser shall pay over to Shareholder any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto, except to the extent such refund was included in the computation of the Working Capital Adjustment Amount.

11.5 Audits and Other Proceedings.

(a) Following the Closing Date, if an audit or other administrative or judicial proceeding is initiated by any Tax authority with respect to a Pre-Closing Tax Period, Purchaser or the Company, as the case may be, shall promptly notify Shareholder of such audit or proceeding, stating the nature and basis of such claim and the amount thereof, to the extent known. Shareholder will have the right, at its option, to control the conduct of all stages of such audit or other administrative or judicial proceeding with representatives of its own choosing with respect to a Pre-Closing Tax Period. At such time as such request is received by Purchaser, Purchaser or the Company, as the case may be, will furnish Shareholder and/or its representatives with powers of attorney or any other documentation or authorization necessary or appropriate to enable Shareholder to control the conduct of such audit or other proceeding. Shareholder shall not, and shall not permit any of its Affiliates to, accept any proposed adjustment or enter into any settlement or agreement in compromise regarding any Taxes of the Company with respect to a Pre-Closing Tax Period without the express written consent of Purchaser if the Taxes of the Company, Purchaser or any of their Affiliates is increased other than for a Pre-Closing Tax Period as a consequence of such proposed adjustment or settlement or agreement in compromise. Purchaser shall control the conduct of all stages of all other audits or other administrative or judicial proceedings with respect to Taxes of the Company. Purchaser and the Company shall not, and shall not permit any of their Affiliates to, accept any proposed adjustment or enter into any settlement or agreement in compromise regarding any Taxes of the Company with respect to a Pre-Closing Tax Period without the express written consent of Shareholder.

(b) With respect to any audit or other administrative or judicial proceeding that it controls, Shareholder (x) shall give prompt notice to Purchaser of any Tax adjustment proposed in writing pursuant to any audit or other administrative or judicial proceeding controlled by it with respect to the assets or activities of the Company, and (y) shall not accept any proposed adjustment or enter into any settlement or agreement in compromise which would bind Purchaser or the Company with respect to any Taxes of the Company (other than any such Taxes with respect to a Pre-Closing Tax Period) without the express written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

11.6 Cooperation on Tax Matters.

(a) Purchaser, the Company, and Shareholder shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article 11 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Shareholder agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations

(and, to the extent notified by Purchaser or Shareholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring (other than transfers to Affiliates of such Party), destroying or discarding any such books and records and, if the other Party so requests, the Company or Shareholder, as the case may be, shall allow the other Party to take possession of such books and records.

(b) Purchaser and Shareholder further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) Purchaser and Shareholder further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 or Section 6043A, as applicable, of the Code and all Treasury Regulations promulgated thereunder.

ARTICLE 12 GENERAL PROVISIONS

12.1 Definitions.

(a) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Term	Page	Term	Page
409A Deadline	25	Deferred Comp Employees	25
Action	8	Deferred Compensation Plans	25
Agreement	1	Effective Time	3
Antitrust Division	22	Environmental Permits	15
Arclight Agreements	15	ERISA	8
Arclight License	15	Exchange Act	15
Business	1	Expenses	46
Claims	37	Federal Anti-kickback Statute	16
Closing	3	Final Company Tax Return	3
Closing Date	3	Final Purchase Price	1
Closing NOLs	3	FTC	22
Closing Payment Amount	1	HCSAP	26
Company	1	INA	12
Company Common Stock	5	Indemnification Notice	37
Company Confidential Information	29	Indemnified Directors/Officers	24
Confidential Information	29	Indemnified Party	37
Current Plans	25	Indemnitor	37
Damages	37	Intellectual Property	13
DCSAP	26	Material Contracts	15

Term	Page	Term	Page
Merger Agreement	20	Purchaser Welfare Benefit Plans	26
Multiemployer Plan	9	Purchaser’s Cafeteria Plan	26
Multiple Employer Plan	9	Restricted Activities	28
NOLs	3	Shared Contracts	21
Non-U.S. Benefit Plan	11	Shareholder	1
Objection	2	Shareholder Confidential Information	29
Plans	8	Shareholder Plan	8
Possessing Party	29	Shareholder’s Cafeteria Plan	26
PSTI	20	Shares	1
Purchaser	1	Walmart	16
Purchaser Affiliate	37	WARN	11

(b) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(i) “Accounting Arbitrator” means Deloitte Touche Tohmatsu.

(ii) “Accounts Receivable” means all accounts receivable, notes receivable and other monies due for sales and deliveries of goods or performance of services by the Company arising out of the conduct of the Company’s business.

(iii) “Acquisition Proposal” means any proposals or offers from any Person other than Purchaser relating to any acquisition of all or any of the Shares, or all or any substantial part of the assets of the Company or the sale or issuance of any capital stock of any corporation formed by Shareholder or any Related Person of Shareholder to which any of the assets of the Company or the stock of the Company may be contributed, or any merger or consolidation of the Company or of any corporation formed by Shareholder or any Related Person of Shareholder to which any stock or assets of the Company may be contributed.

(iv) “Adjustment Date” means the date the Accounting Arbitrator notifies Purchaser and Shareholder of its determination of the Final Purchase Price according to the provisions of Section 1.4.

(v) “Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

(vi) “Arclight” means Arclight Systems LLC.

(vii) “Biotechnology Firm” means an entity applying scientific techniques utilizing living organisms, or substances from such organisms, to manufacture or modify products for pharmaceutical use or to develop micro-organisms for specific medical treatments.

(viii) “Books and Records” means all existing data, databases, books, records, correspondence, business plans and projections, records of sales, customer and vendor lists, files, papers, and, to the extent permitted under applicable Law, copies of historical personnel, payroll and medical records of each of the Employees in the possession of the Company, including employment applications, employment agreements, confidentiality and non-compete agreements, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes, other similar documents, and any summaries of such documents regularly prepared by the Company; all reported medical claims made for each Employee; and all manuals and printed instructions of the Company.

(ix) “Business Day” means any day on which national banks are open for business in the city of Atlanta, Georgia.

(x) “Closing Balance Sheet” means the balance sheet that reflects the Working Capital of the Company, as of the Effective Time.

(xi) “Closing Schedule” means a schedule showing the calculation of the Final Purchase Price based on the Closing Balance Sheet and showing the difference, if any, between the Closing Payment Amount and the Final Purchase Price.

(xii) “Code” means the Internal Revenue Code of 1986, as amended.

(xiii) “Consent” means any consent, approval, authorization, clearance, exception, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

(xiv) “Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, License, obligation, mortgage, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which the Company is a Party, that is binding on the Company or to which the Company enjoys any right or benefit, together with the right to receive income in respect of such contracts, leases, warranties, commitments, agreements, arrangements, and purchase and sales orders on and after the Closing Date.

(xv) “Default” means (A) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (B) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (C) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

(xvi) “Deferred Revenue” means, as of a particular date, the amount of deferred revenue, other than data agents deferred revenue, reflected on the balance sheet of the Company as of such date and determined in accordance with the past practice of the Company as reflected in the Financial Statements.

(xvii) “Deferred Revenue Adjustment Amount” means the amount by which the Deferred Revenue exceeds $15,222,000 on the Closing Date, as ultimately determined in accordance with the procedures set forth in Section 1.4 of this Agreement; provided, however, that if the Deferred Revenue on the Closing Date is less than $15,222,000, the Deferred Revenue Adjustment Amount shall be deemed to be Zero Dollars ($0).

(xviii) “Determination Materials” means the Closing Balance Sheet, the Closing Schedule, the Objection, and all work papers related thereto.

(xix) “Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits to the Employees, whether or not such Employee Benefit Plan is or is intended to be (A) covered or qualified under the Code, ERISA or any other applicable Law, (B) written or oral, (C) funded or unfunded, (D) actual or contingent or (E) arrived at through collective bargaining or otherwise.

(xx) “Employees” means those employees of Shareholder or the Company engaged, on a full-time basis, in the operation of the Business.

(xxi) “Environmental Law” means any and all statutes, codes, laws (including common law), ordinances, agency rules, regulations, and guidance, and reporting or licensing requirements relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), or emissions, discharges, releases, or threatened releases of, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, any Hazardous Material, including, (A) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq.; (B) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et seq.; (C) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (D) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (E) the Clean Water Act (33 U.S.C. I 1251 et seq.); (F) the Toxic Substances Control Act (15 U.S.C. I 2601 et seq.); (G) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (H) the Safe Drinking Water Act (41 U.S.C. I 300f et seq.); (I) any state, county, municipal or local Laws similar or analogous to the federal Laws listed in parts (A)-(H) of this subparagraph, including, but not limited to: the Georgia Solid Waste Management Act, O.C.G.A. §§13-8-20 et seq., the Georgia Hazardous Waste Management Act, O.C.G.A. §§12-8-60 et seq., and the Georgia Hazardous Site Response Act, O.C.G.A. §§12-8-90 et seq.; (J) any amendments to the Laws listed in parts (A)-(I) of this subparagraph, (K) any Laws or Orders adopted pursuant to or implementing the Laws listed in parts (A)-(J) of this subparagraph; and (xxii) any other Law or Order in effect relating to environmental protection.

(xxii) “Expenses” means all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, auditors, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to consummation of the transactions contemplated hereby.

(xxiii) “Financial Statements” means the unaudited balance sheets of the Business as at May 27, 2005, and May 28, 2004, and the related statements of income and cash flows for the year ended May 27, 2005.

(xxiv) “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

(xxv) “Hazardous Materials” means (A) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (B) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

(xxvi) “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder.

(xxvii) “HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(xxviii) “IRS” means the Internal Revenue Service of the United States of America.

(xxix) “Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are actually known by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, or general counsel of such Person (including, with respect to Shareholder and the Company, Michael Weintraub, regardless of whether or not he holds any of the aforementioned titles).

(xxx) “Law” means any code, directive, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

(xxxi) “Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course of Business) of any type, secured or unsecured whether accrued, absolute or contingent, direct or indirect, liquidated or unliquidated, matured or unmatured, known or unknown or otherwise.

(xxxii) “License” means any license, franchise, notice, permit, easement, right, certificate, authorization, approval or filing to which any Person is a party or that is or may be binding on any Person or its securities, property or business.

(xxxiii) “Lien” means any conditional sale agreement, covenant, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, right of way, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Encumbrances.

(xxxiv) “Litigation” means any suit, action, administrative or other audit (other than regular audits of financial statements by outside auditors) proceeding, arbitration, cause of action, charge, claim, complaint, compliance review, criminal prosecution, grievance inquiry, hearing, inspection, investigation (governmental or otherwise), notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting the Company, Shareholder, or the transactions contemplated by this Agreement.

(xxxv) “Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

(xxxvi) “Material Adverse Effect” or “Material Adverse Change” when used in connection with a Party means any change, event, violation, inaccuracy or circumstance the effect of which is both material and adverse to (A) the property, business, operations, assets (tangible and intangible) or financial condition of such Party and its subsidiaries, taken as a whole (or (B) the ability of such Party to perform any of its material obligations under this Agreement or the Purchase Documents to which it is a party; provided, however, none of the following shall be deemed, in and of itself, to be a Material Adverse Effect with respect to a Party (x) a change that primarily results from economic or political conditions or events affecting the United States economy or world economy, (y) a change that results from the announcement or pendency of this Agreement, any Purchase Document, the Merger Agreement or the transactions contemplated hereby or thereby, and (z) a change that results directly from action required to be taken under this Agreement.

(xxxvii) “Medical Device Manufacturer” means a manufacturer of diagnostic and laboratory products, orthopedic products, surgical devices, cardiac rhythmia management products, and implantable cardiac defibrillators.

(xxxviii) “Order” means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

(xxxix) “Ordinary Course of Business” means the following: an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (A) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (B) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (C) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(xl) “Party” means any party hereto and “Parties” means all parties hereto.

(xli) “Permit” means any Regulatory Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets, or business.

(xlii) “Permitted Encumbrances” means (A) Liens for Taxes not yet due and payable (other than Taxes arising out of the transactions contemplated by this Agreement); (B) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, landlords’ and other similar Liens arising or incurred in the ordinary course of business and any other Liens, if any, that, in the aggregate, do not have a Material negative impact on the value or present use of any of the Company’s assets or properties, including the Leased Real Property; and (C) other Liens relating to the Company’s assets or properties that are not related to borrowed money and that (y) secure the liabilities of the Company and (z) have been properly disclosed to Purchaser on an appropriate Schedule to this Agreement; and (D) Liens, if any, relating to Purchaser’s financing to which the Company’s assets and properties are subject at Closing.

(xliii) “Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

(xliv) “Personal Property Taxes” means ad valorem taxes imposed upon the Company’s assets and properties.

(xlv) “Pre-Closing Tax Period” means any taxable year or period (or portion thereof) that ends on or before the Closing Date. For purposes of this Agreement, in the case of any Taxes that are payable with respect to any Tax period beginning before and ending after the Closing Date, such Taxes shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date (x) in the case of real and personal property Taxes, on a per diem basis, and (y) in the case of all other Taxes, on the basis of the actual activities of the Company as determined from the books and records of the Company, as the case may be, for such partial period.

(xlvi) “Purchase Documents” means this Agreement, the Contribution Agreement, the Transition Services Agreement, the Data Supply and Services Agreement, the Retail Informatics Data and Services Agreement, the Escrow Agreement, and the other documents or agreements to be executed in connection herewith; provided, however, that each of the Contribution Agreement, the Transition Services Agreement, the Data Supply and Services Agreement, and the Retail Informatics Data and Services Agreement (forms of which are attached hereto) and the Escrow Agreement (in the form contemplated by the Contribution Agreement) may include any additional terms or modifications as are mutually agreed among Shareholder, Purchaser, and PSTI prior to the Closing Date.

(xlvii) “Regulatory Authority” means any federal, state, county, local, foreign or other governmental, public or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

(xlviii) “Related Person” means with respect to a particular individual: (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (C) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (aa) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (bb) any Person that holds a Material Interest in such specified Person; (cc) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (dd) any Person in which such specified Person holds a Material Interest; and (ee) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, (I) ”control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (II) the “Family” of an individual includes (1) the individual, (2) the individual’s spouse, (3) any other natural person who is the parent, child, grandparent, grandchild or sibling of the individual or the individual’s spouse and (4) any other natural person who resides with such individual; and (III) ”Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

(xlix) “Securities Act” means the Securities Act of 1933, as amended.

(l) “Subsidiary” of a Person means any business entity of which the Person either (A) owns or controls 50% or more of the outstanding equity securities, either directly or indirectly, (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (B) in the case of partnerships, serves as a general partner, (C) in the case of a limited liability company, serves as a managing member, or (D) otherwise has the ability to elect a majority of the directors, trustees, managing members or others thereof.

(li) “Tax” means any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Regulatory Authority, including any interest, penalties, and additions imposed thereon or with respect thereto, and including liability for the Taxes of any other person under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or foreign law) or, as a transferee or successor, by contract, or otherwise.

(lii) “Taxing Authority” means the IRS and any other federal, state, local or foreign Governmental Body responsible for the administration of any Tax.

(liii) “Tax Return” means any return (including any informational return) report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any legal requirement relating to any Tax.

(liv) “Third Party” means any Person other than a Party.

(lv) “Third Party Claim” means any Litigation instituted against the Indemnitee which, if prosecuted successfully, would be a matter for which the Indemnitee is entitled to indemnification under this Agreement.

(lvi) “Treasury Regulations” means the Federal income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

(lvii) “Undisclosed Liabilities” means any Liability that is not fully reflected or reserved against in the Financial Statements or fully disclosed in a Schedule.

(lviii) “Working Capital” means, as of a particular date, the amount calculated by subtracting the current liabilities (other than Deferred Revenue) of the Company as of that date from the current assets of the Company as of that date, in each case determined in accordance with the past practice of the Company as reflected in the Financial Statements.

(lix) “Working Capital Adjustment Amount” means the amount by which the Working Capital of the Company exceeds $5,250,750 on the Closing Date (which Working Capital Adjustment Amount shall be a negative number if the Working Capital of the Company is less than $5,250,750 on the Closing Date), as ultimately determined in accordance with the procedures set forth in Section 1.4 of this Agreement.

12.2 Fees and Expenses.

(a) Except as otherwise specifically provided below or elsewhere in this Agreement, regardless of whether the transactions contemplated by this Agreement are consummated, Shareholder and Purchaser each shall pay their respective fees and expenses in connection with the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary if, after the Closing Date, the Company receives any bills or invoices from any legal, accounting, investment banking or other consultants or advisors that relate to fees incurred by the Company or Shareholder prior to the Closing Date with respect to the transactions contemplated by the Purchase Documents, the Company shall forward such bills or invoices to Shareholder for payment of such amount promptly after receipt thereof.

(b) Shareholder and Purchaser shall each pay one-half of the fees associated with the notification and report form required by the HSR Act.

12.3 Notices.

All notices, requests, demands, and other communications hereunder shall be in writing (which shall include communications by telex and telephonic facsimile) and shall be delivered (a) in person or by courier or overnight service, (b) mailed by first class registered or certified mail, postage prepaid, return receipt requested, or (c) by facsimile transmission, as follows:

If to Shareholder or the Company:

Prior to the closing of the Merger Agreement:

NDCHealth Corporation

NDC Plaza

Atlanta, Georgia 30329

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309

Attention: Sidney J. Nurkin, Esq.

Telephone: 404-881-7260

Facsimile: 404-881-7777

Following the closing of the Merger Agreement:

Per-Se Technologies, Inc.

1145 Sanctuary Parkway, Suite 200

Alpharetta, Georgia 30004

Attention: General Counsel

with a copy (which shall not constitute notice) to:

King & Spalding LLP

191 Peachtree Street

Atlanta, Georgia 30303

Facsimile Number: (404) 572-5136

Attention: John D. Capers, Jr.

If to Purchaser:

Wolters Kluwer Health Acquisition Sub, Inc.

c/o Wolters Kluwer Health, Inc.

530 Walnut Street, Seventh Floor

Philadelphia, Pennsylvania 19106

Attention: Jeffery A. McCaulley

Telephone: 215-521-8503

Facsimile: 215-521-8484

with copies (which shall not constitute notice) to:

Wolters Kluwer U.S. Corporation

2700 Lake Cook Road

Riverwoods, Illinois 60015

Attention: Bruce C. Lenz

Telephone: 847-580-5020

Facsimile: 847-890-6076

and

Pryor Cashman Sherman & Flynn LLP

410 Park Avenue

New York, New York 10022

Attention: Arnold J. Schaab, Esq.

Telephone: 212-326-0168

Facsimile: 212-798-6362

or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 12.3. Any Party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date on which such delivery is made and if delivered by facsimile transmission or mail as aforesaid, the date on which such notice, request, instruction or document is received shall be the date of delivery.

12.4 Assignment.

Prior to the Closing, this Agreement shall not be assignable by any of the Parties hereto without the written consent of the other; provided, however, that Purchaser may assign any or all of its rights and obligations under this Agreement to any of its Related Persons without the consent of Shareholder, but no such assignment shall relieve Purchaser or Purchaser Parent of any of its obligations under this Agreement.

12.5 No Benefit to Others.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.5 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

12.6 Headings and Gender; Construction; Interpretation.

(a) The table of contents and the captions and section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement to “Section” or “Article” shall be deemed to be references to a Section or Article of this Agreement.

(b) Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

(c) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Purchaser or Shareholder, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of all the Parties.

12.7 Counterparts.

This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one counterpart has been signed by each Party and delivered to the other Party hereto.

12.8 Actions of the Company.

Whenever this Agreement requires the Company to take any action or to refrain from taking any action, such requirement shall be deemed to involve, with respect to actions to be taken, or not to be taken, at or prior to the Closing, an undertaking on the part of Shareholder to cause the Company to take such action or to refrain from taking such action, as applicable, to the extent Shareholder has the requisite authority to so do.

12.9 Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 6.3(b), for the Confidentiality Agreement).

12.10 Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties.

12.11 Waivers.

At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

12.12 Time of Essence.

Time is of the essence in this Agreement.

12.13 Governing Law; Venue; Waiver of Jury Trial.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. The Parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the Parties and/or this Agreement. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Litigation for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such Litigation may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such Litigation shall be heard and determined in such a Delaware State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Litigation in the manner provided in this Section 12.13 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any Litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of Litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.13.

12.14 Partial Invalidity.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable. To the extent the deemed deletion of the invalid, illegal or unenforceable provision or provisions is reasonably likely to have a Material Adverse Effect, the Parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

12.15 Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(Signatures appear on the following page.)

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed under seal on its behalf by its duly authorized officers, all as of the day and year first above written.

PURCHASER: Wolters Kluwer Health, Inc.

By:	/s/ Bruce C. Lenz
Bruce C. Lenz Vice President, Secretary and Treasurer

THE COMPANY: NDC Health Information Services (Arizona) Inc.

By:	/s/ Randolph L.M. Hutto
Randolph L.M. Hutto Executive Vice President and Secretary

SHAREHOLDER: NDCHealth Corporation

By:	/s/ Randolph L.M. Hutto
Randolph L.M. Hutto Executive Vice President, General Counsel and Secretary